Exhibit 10.9

TERMINATION AGREEMENT

This Termination Agreement is dated October 4, 2021 (the “Termination Agreement”), by and between Alberton Acquisition Corporation, a British Virgin Islands exempted company (the "Company”) and Global Nature Investment Holdings Limited, a company incorporated under the laws of the Cayman Islands (“Global Nature”).

WHEREAS, the Company and Global Nature are party to a certain agreement dated as of August 11, 2021 (the “Note Conversion Agreement”);

WHEREAS, the Note Conversion Agreement contemplated that Global Nature would convert 50% of the outstanding principal amount of certain existing notes into the ordinary shares of the Company;

WHEREAS, as of the date of this Termination Agreement, Global Nature has not converted any outstanding principal amount of the note into ordinary shares of the Company pursuant to the Note Conversion Agreement;

WHEREAS, the Company has entered into certain Securities Purchase Agreement dated October 4, 2021, pursuant to which the Company will issue convertible notes in the aggregated amount of $10,000,000 to certain investors, the principal of which will be used to pay off the existing indebtedness of the Company as of the closing of the Merger including the outstanding notes to Global Nature; and

WHEREAS, the parties wish to terminate the existing Note Conversion Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and other promises contained in this Termination Agreement, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Company and Buyer agree as follows:

Section 1. Termination.

The Company and Buyer hereby agree that the Note Conversion Agreement will terminate effective as of the date of this Termination Agreement and shall be of no further force or effect.

Section 2. No Termination Fee.

The Company and Buyer hereby agree that there is no termination fee, penalties or any financial obligation on either party in connection with the termination.

Section 3. Mutual Release.

Each party, on behalf of itself and its respective affiliates, agents, parents, subsidiaries, successors and assigns, hereby releases the other party and its affiliates, agents, parents, subsidiaries, successors and assigns from any and all claims, obligations and liabilities arising from or relating to the Note Conversion Agreement, which agreement and any continuing obligations thereunder are hereby terminated and of no further force and effect.

Section 4. Governing Law.

This Termination Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have duly executed this Termination Agreement as of the date first written above.

COMPANY

Alberton Acquisition Corporation

By:	/s/ Guan Wang
Name:	Guan Wang
Title:	Chief Executive Officer

GLOBAL NATURE

Global Nature Investment Holdings Limited

By:	/s/ Yong Kai Wong
Name:	Yong Kai Wong
Title:	Director